                                                                      EXHIBIT 11


                        BENCHMARQ MICROELECTRONICS, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     THREE MONTHS ENDED
                                                                          MARCH 31
                                                                ----------------------------
                                                                  1997                 1996
                                                                --------              ------
Earnings:
  Net income.............................................         $1,643              $1,057
                                                                  ======              ======

Shares:
  Weighted average common shares outstanding.............          6,788               6,554
  Weighted average common equivalent shares:
     Add:  Common shares issued on assumed
           exercise of stock options and warrants........          1,212                 852
     Less: Shares assumed repurchased....................            328                 181
                                                                  ------              ------

Weighted average common and common equivalent shares.....          7,672               7,225
                                                                  ======              ======

Earnings per common and common equivalent share..........         $ 0.21               $0.15
                                                                  ======              ======